Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-225378) of Nordson Corporation pertaining to the Amended and Restated Nordson Corporation 2012 Stock Incentive and Award Plan and Nordson Corporation 2021 Stock Incentive and Award Plan of our reports dated December 18, 2020, with respect to the consolidated financial statements and schedule of Nordson Corporation and the effectiveness of internal control over financial reporting of Nordson Corporation included in its Annual Report (Form 10-K) for the year ended October 31, 2020, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

Cleveland, Ohio

March 26, 2021